Exhibit 99.28.H.XIV

Exhibit A to the SUBLICENSE AGREEMENT

between
Cambria Investment Management, LP
and
Cambria ETF Trust

As of: March 26, 2018

Indexes:

Cambria Shareholder Yield Index

Cambria Foreign Shareholder Yield Index

Cambria Emerging Shareholder Yield Index

Cambria Global Value Index

Index Funds:

Cambria Shareholder Yield ETF

Cambria Foreign Shareholder Yield ETF

Cambria Emerging Shareholder Yield ETF

Cambria Global Value ETF

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

CAMBRIA ETF TRUST		CAMBRIA INVESTMENT MANAGEMENT, L.P.

By:	/s/ Mebane Faber	By:	/s/ Himanshu Surti
Name: Mebane Faber		Name: Himanshu Surti
Title:President		Title: Chief Operating Officer